EXHIBIT 99.1
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

Contacts:
David Morris	Jim Storey
Chief Financial Officer	Investor Relations
BlueLinx Holdings, Inc.	BlueLinx Holdings Inc.
(770) 221-2668	(770) 612-7169
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES PRELIMINARY FOURTH-QUARTER RESULTS
ATLANTA – January 23, 2006 – BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, expects to report fourth-quarter earnings per share in the range of $0.44 to $0.50 on revenue of approximately $1.3 billion, based on a preliminary review of unaudited results for the fourth quarter ended December 31, 2005. Gross profit margin for the quarter was approximately 10%, compared with 8.4% for the same period a year ago, when the company reported a pro forma net loss of $0.09 per share on revenue of $1.21 billion.
Revenue for the fourth quarter increased approximately 10% from the same period last year, as the company achieved overall growth in unit sales volume and favorable year-over-year pricing. Stronger-than-anticipated seasonal end-use demand and growth in specialty product unit volume were among the primary drivers of the improved revenue performance.
Gross profit for the period was positively impacted by approximately 10% growth in unit volume sales for higher-margin, less price sensitive specialty products, and by improved margins on structural products, driven by effective inventory management during the volatile pricing cycle over the third and fourth quarters. This cycle was characterized by a steep price increase during September followed by a sharp decline in the first half of the fourth quarter.
“BlueLinx operated during the fourth quarter with structural product inventories well positioned against the sharp price decline that followed an equally steep structural product price run-up in September,” said Stephen Macadam, chief executive officer. “We effectively managed our inventories in this environment and at the same time achieved traction with our ongoing initiative to grow unit sales volume of specialty products. Our performance also benefited from above-normal fourth-quarter end-use demand, which we experienced in the new home construction, industrial and manufactured housing markets.
“Looking forward, BlueLinx remains intently focused on profitable growth,” Mr. Macadam said. “Our objective is to continue to increase total unit sales volume and, over the next three to five years, grow our specialty products business to more than 60% of total sales. We intend to achieve this by accelerating the growth of specialty products; not by de-emphasizing structural products, but by ensuring that BlueLinx has the necessary people, systems and processes in place to drive significant specialty products growth. Our performance in the fourth quarter demonstrates we are making progress in pursuit of these goals, although we expect some headwinds in 2006 from an anticipated 10% slowdown in housing starts and from moderate price declines for structural products. The company will seek to lessen the negative impact of these factors through continued unit volume growth and improved margin contribution from specialty products.”
Fourth-Quarter Conference Call
BlueLinx will report financial results for the fourth quarter before the market opens on February 15, 2006, and host a conference call at 10:00 a.m. Eastern Time on that day. Details about the conference call will be provided approximately two weeks prior to the call.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,600 people in North America, BlueLinx offers 10,000 products from over 750 suppliers to service more than 11,700 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 65 warehouses. Additional information about BlueLinx can be found on its web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products which we distribute; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; general economic and business conditions in the United States; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended January 1, 2005, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
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